EXHIBIT 99.1

Michael Lacovara to become Chief Executive Officer of Enthrust
Financial Services, Inc. (Rodman & Renshaw Capital Group, Inc.)

New York, NY, August 10, 2007 – Enthrust Financial Services, Inc. (OTCBB: EFSV), the holding company for Rodman & Renshaw Holding, LLC, announced today that it has retained the services of Michael Lacovara to become its Chief Executive Officer. Mr. Lacovara will also become a member of the company’s board of directors.

Prior to August 1, 2007, Mr. Lacovara was a Principal and Co-Chief Operating Officer of Sandler O’Neill + Partners, L.P., a full-service investment bank focused on serving financial services companies. Mr. Lacovara was responsible for Sandler’s strategic planning and business development activities, and directed Sandler’s marketing, advertising, public affairs, legal, HR, IT, professional development, and compliance functions. He also oversaw the corporate governance and structuring of the firm and its investment advisory, investment management and mortgage finance affiliates. He resigned his positions at Sandler in anticipation of assuming his responsibilities at Enthrust.

Prior to joining Sandler in 2004, Mr. Lacovara was a partner in the New York and Palo Alto, California offices of Sullivan & Cromwell, LLP. While at Sullivan & Cromwell, Mr. Lacovara represented a variety of financial services and technology firms and served as trial counsel to Microsoft Corporation in United States v. Microsoft. In 2000, he was named one of New York City’s “Ten Legal Stars in the Making” by New York magazine, and in 2003 was named one of the nation’s top 45 lawyers under the age of 45 by The American Lawyer magazine.

Mr. Lacovara received his bachelor’s degree in 1984, summa cum laude, from the University of Pennsylvania, where he was elected to Phi Beta Kappa. He was selected to study at Cambridge University on a Thouron Fellowship, receiving a master’s degree in international relations in 1985. He also earned a law degree, cum laude, from Harvard Law School in 1988.

Mr. Lacovara’s employment will commence on or about September 4, 2007 following stockholder approval of his employment arrangements. Upon the commencement of his employment, John J. Borer III, Enthrust’s current Chief Executive Officer, will assume the role of Head of Investment Banking for Rodman & Renshaw and continue in his capacity as a Senior Managing Director.

Commenting on this development General (retired) Wesley Clark, Chairman of Enthrust’s board of directors stated, “We are thrilled that Michael Lacovara is assuming this leadership role with our company and are excited about the prospect of working with him to continue the growth and success of our firm in the future.”

Mr. Lacovara commented, “I am honored to have been a partner at Sandler O’Neill and am excited at the opportunity to join the Rodman team and look forward to working with its clients and partners.”

About The Company

On July 11, 2007, Enthrust Financial Services, Inc. consummated a business combination transaction with Rodman & Renshaw Holding, LLC. Enthrust intends to change its name to Rodman & Renshaw Capital Group, Inc.

Rodman & Renshaw is a full service investment bank dedicated to providing investment banking services to companies that have significant recurring capital needs due to their growth and development strategies, along with research and sales and trading services to institutional investor clients that focus on such companies. Through its AcumenBioFinTM division, Rodman is a leading investment banking firm to the biotechnology sector, a capital intensive market segment, as well as a leader in the PIPE (private investment in public equity) and RD (registered direct placements) transaction markets.

Contact:
John J. Borer III, Chief Executive Officer
(212) 356 -0530